Registration Statement No. 333-218604-02

Filed Under the Securities Act of 1933, Rule 424(b)(2)

Product Supplement No. EQUITY INDICES MITTS-1
(To Prospectus dated June 30, 2017

and Prospectus Supplement dated June 30, 2017)

June 3, 2019

Market Index Target-Term Securities® “MITTS®” Linked to One or More Equity Indices

•	MITTS are unsecured senior notes issued by Credit Suisse AG, acting through one of its branches (“Credit Suisse”). Any payments due on MITTS, including any repayment of principal, will be subject to the credit risk of Credit Suisse.

•	MITTS may not guarantee the full return of principal at maturity, and we will not pay interest on MITTS. Instead, the return on MITTS will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices.

•	If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple (the “Participation Rate”) of that increase. The Participation Rate will typically be greater than or equal to 100%. The Redemption Amount may also be subject to a specified cap (the “Capped Value”).

•	If the value of the Market Measure does not change or decreases from its Starting Value to its Ending Value, you will receive a Redemption Amount that is no less than the minimum redemption amount per unit (the “Minimum Redemption Amount”). The Minimum Redemption Amount may be less than or equal to the principal amount. If the Minimum Redemption Amount is less than the principal amount, you may lose a portion of your investment in MITTS.

•	This product supplement describes the general terms of MITTS, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•	For each offering of MITTS, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Participation Rate, the Minimum Redemption Amount, any applicable Capped Value, and certain related risk factors. The term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•	MITTS will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, MITTS will not be listed on a securities exchange or quotation system.

•	BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer MITTS and will act in a principal capacity for your account.

MITTS are unsecured and are not savings accounts, deposits, or other obligations of a bank. MITTS are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, Switzerland, or any other jurisdiction. Potential purchasers of MITTS should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement. You may lose a portion of your investment in MITTS.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch

TABLE OF CONTENTS

Page

SUMMARY	PS-3
RISK FACTORS	PS-6
SUPPLEMENTAL USE OF PROCEEDS AND HEDGING	PS-16
DESCRIPTION OF MITTS	PS-17
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-25
CREDIT SUISSE AG	PS-25
United States Federal Tax Considerations	PS-26
ERISA CONSIDERATIONS	PS-36

_______________

MITTS® and “Market Index Target-Term Securities®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet.  Neither we nor BofAS has authorized any other person to provide you with any information other than that contained or incorporated by reference in this product supplement, the prospectus supplement, prospectus or in the applicable term sheet. We and BofAS take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the term sheet, is accurate only as of the date on their respective front covers.

Key Terms:

General:

MITTS are senior debt securities issued by Credit Suisse, and are not guaranteed or insured by the FDIC or any other governmental agency of the United States, Switzerland, or any other jurisdiction and are not secured by collateral. They rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on MITTS, including any repayment of principal, are subject to our credit risk.

The return on MITTS will be based on the performance of a Market Measure. If the value of the applicable Market Measure decreases, you will receive at least the Minimum Redemption Amount specified in the applicable term sheet. If the Minimum Redemption Amount is less than the principal amount, you may lose a portion of your investment in MITTS.

Each issue of MITTS will mature on the date set forth in the applicable term sheet. We cannot redeem MITTS at any earlier date. We will not make any payments on MITTS until maturity, and you will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following, which will be set forth in the applicable term sheet:

•     U.S. broad-based equity indices;

•     U.S. sector or style-based equity indices;

•     non-U.S. or global equity indices; or

•     any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each equity index included in any Basket as a “Basket Component.” If the Market Measure to which your MITTS are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing level of the Market Measure on the date when MITTS are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of MITTS—Basket Market Measures.”

The “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (each as defined below).

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of MITTS—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined below) occurs and is continuing on a scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of MITTS—The Starting Value and the Ending Value—Ending Value” and “—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:

The rate at which investors participate in any increase in the value of the Market Measure, as calculated below.  The Participation Rate will typically be equal to or greater than 100%, and will be set forth in the applicable term sheet. If the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Capped Value:

The maximum Redemption Amount, if one is applicable to your MITTS.  If a Capped Value is applicable to your MITTS, any positive return on MITTS will be limited to the return represented by the Capped Value specified in the applicable term sheet.  We will determine the applicable Capped Value on the pricing date of each issue of MITTS.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value, if applicable. If the value of the Market Measure does not change or decreases from the Starting Value to the Ending Value, you will receive at least the Minimum Redemption Amount, and if the Minimum Redemption Amount is less than the principal amount, your investment may result in a loss.

Any payments due on MITTS, including any repayment of principal, are subject to our credit risk as issuer of MITTS.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

You will receive per unit:

The Redemption Amount will not be less than the Minimum Redemption Amount per unit.

Minimum	The Minimum Redemption Amount may be less than or equal to the principal amount,

Redemption Amount:	as specified in the applicable term sheet.
Principal at Risk:

If the Minimum Redemption Amount for your MITTS is less than the principal amount, you may lose a portion of the principal amount of MITTS.  Further, if you sell your MITTS prior to maturity, the price you receive may be less than the price you paid for MITTS and could be less than the Minimum Redemption Amount.

Calculation Agent:

The calculation agent will make all determinations associated with MITTS, such as determining the Starting Value, the Ending Value, and the Redemption Amount.  We may act as the calculation agent, or we may appoint BofAS or one of its affiliates to act as the calculation agent for MITTS.  Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for MITTS. See the section entitled “Description of MITTS—Role of the Calculation Agent.”

Agents:

BofAS and one or more of its affiliates will act as our agents in connection with each offering of MITTS and will receive an underwriting discount based on the number of units of MITTS sold.  None of the agents is your fiduciary or advisor solely as a result of the making of any offering of MITTS, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase MITTS.

Listing:	Unless otherwise specified in the applicable term sheet, MITTS will not be listed on a securities exchange or quotation system.

This product supplement relates only to MITTS and does not relate to any equity index that comprises the Market Measure described in any term sheet. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your MITTS, as well as the tax and other considerations important to you in making a decision about whether to invest in any MITTS. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in MITTS, to determine whether an investment in MITTS is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Neither we nor any agent is making an offer to sell MITTS in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell MITTS to anyone and are not soliciting an offer to buy MITTS from anyone in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Credit Suisse. Credit Suisse, a corporation established under the laws of, and licensed as a bank in, Switzerland, is a wholly-owned subsidiary of Credit Suisse Group AG.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any MITTS.

RISK FACTORS

Your investment in MITTS is subject to significant investment risks, many of which differ from those of a conventional debt security. Your decision to purchase MITTS should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances. MITTS are not an appropriate investment for you if you are not knowledgeable about the material terms of MITTS or investments in equity or equity-based securities in general.

General Risks Relating to MITTS

You may not receive a positive return on your investment and, if the Minimum Redemption Amount is less than the principal amount per unit, then your investment may result in a loss. The return on MITTS will be based on the performance of the Market Measure. If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will not receive any positive return on your MITTS, and if the Minimum Redemption Amount is less than the principal amount, your investment will result in a loss.

Your return on MITTS may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on MITTS as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on MITTS may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in MITTS may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return over the principal amount is limited to the return represented by the Capped Value, if applicable, and may be less than a comparable investment directly in the Market Measure. If specified in the applicable term sheet, the appreciation potential of MITTS will be limited to the Capped Value. In such a case, you will not receive a Redemption Amount greater than the Capped Value, regardless of the extent of the increase in the value of the Market Measure. In contrast, a direct investment in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying securities).

In addition, unless otherwise set forth in the applicable term sheet, the Ending Value will not reflect the value of dividends paid or distributions made on the securities included in the Market Measure or any other rights associated with those securities. Thus, any return on MITTS will not reflect the return you would realize if you actually owned the securities underlying the Market Measure.

Additionally, the Market Measure may consist of one or more equity indices calculated in a non-U.S. currency, which include securities traded in such non-U.S. currency. If the value of that currency strengthens against the U.S. dollar during the term of your MITTS, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in the index or indices.

Payments on MITTS are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of MITTS. MITTS are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of MITTS.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of MITTS. However, because your return on MITTS depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to MITTS.

Our initial estimated value of MITTS will be determined based on our proprietary pricing models, and may not be comparable to estimated values of similar notes of other issuers. The initial estimated value of MITTS, which will be set forth in the applicable term sheet, is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility of the Market Measure and time to maturity of MITTS, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates. Because we will use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of MITTS will be greater than if we used our secondary market credit rates in valuing MITTS.

The public offering price you pay for MITTS will exceed the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and an expected hedging related charge.

Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your MITTS may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and an expected hedging related charge and the internal funding rate we use in pricing MITTS. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of MITTS, including changes in the value of the Market Measure, are expected to reduce the price at which you may be able to sell MITTS in any secondary market and will affect the value of MITTS in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, BofAS or any of our respective affiliates would be willing to purchase your MITTS in any secondary market (if any exists) at any time. BofAS has advised us that any repurchases by them or their affiliates are expected to be made at prices determined by reference to their pricing models and at their discretion, and these prices will include BofAS’s trading commissions and mark-ups. If you sell your MITTS to a dealer other than BofAS in a secondary market transaction, the dealer may impose its own discount or commission. BofAS has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions after the pricing date, BofAS may offer to buy MITTS in the secondary market at a price that may exceed the initial estimated value of MITTS for a short initial period after the issuance of MITTS. That higher price reflects costs that are expected to be included in the public offering price of MITTS, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your MITTS at any price in any secondary market.

We cannot assure you that there will be a trading market for your MITTS. If a secondary market exists, we cannot predict how MITTS will trade, or whether that market will be liquid or illiquid. The development of a trading market for MITTS will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your MITTS in any secondary market may be limited. There is no assurance that any party will be willing to purchase your MITTS at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for MITTS, but none of them is required to do so and may cease to do so at any time. Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any MITTS may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which those MITTS might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of MITTS, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those MITTS could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the term sheet, we will not list MITTS on any securities exchange or quotation system. Even if an application were made to list your MITTS, we cannot assure you that the application will be approved or that your MITTS will be listed and, if listed, that they will remain listed for their entire term. The listing of MITTS on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Market Measure other than during the Maturity Valuation Period. Changes in the value of the Market Measure during the term of MITTS other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of MITTS, you may receive a Redemption Amount that, depending on the Minimum Redemption Amount, is less than the principal amount if the Ending Value is less than the Starting Value. In addition, the Ending Value will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period, which may be less than the closing level of the Market Measure on any particular calculation day.

If your MITTS are linked to a Basket, changes in the levels of one or more of the Basket Components may be offset by changes in the levels of one or more of the other Basket Components. The Market Measure of your MITTS may be a Basket. In such a case, changes in the levels of one or more of the Basket Components may not correlate with changes in the levels of one or more of the other Basket Components. The levels of one or more Basket Components may increase, while the levels of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the level of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the levels of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the levels of the Basket Components which are more heavily weighted will have a greater impact upon the value of the Market Measure and, consequently, the return on your MITTS.

The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests. Unless otherwise specified in the applicable term sheet, we, the agents and our respective affiliates have no affiliation with any publisher of an index to which your MITTS are linked (each, an “Index Publisher”). Consequently, we have no control of the actions of any Index Publisher. The Index Publisher can add, delete or substitute the securities included in that index or make other methodological changes that could change its level. A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index. Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index. Any of these actions could adversely affect the value of your MITTS. The Index Publishers will have no obligation to consider your interests in calculating or revising any index.

Exchange rate movements may adversely impact the value of MITTS. If any security included in a Market Measure is traded in a currency other than U.S. dollars and, for purposes of the applicable index, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates. If the value of the U.S. dollar strengthens against the currencies of that index, the level of the applicable index may be adversely affected and the Redemption Amount may be reduced. Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount and the Minimum Redemption Amount. MITTS are not designed to be short-term trading instruments. The limited return of principal provided by the Minimum Redemption Amount will only apply if you hold MITTS to maturity. You have no right to have your MITTS redeemed prior to maturity. If you wish to liquidate your investment in MITTS prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your MITTS or no market at all. Even if you were able to sell your MITTS, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of MITTS, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of MITTS prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of MITTS will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases, the market value of MITTS may decrease or may not increase at the same rate. If you sell your MITTS when the value of the Market Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the principal amount and the Minimum Redemption Amount of your MITTS.

In addition, if a Capped Value is specified in the applicable term sheet, because the Redemption Amount will not exceed that Capped Value, we do not expect that MITTS will trade in any secondary market at a price that is greater than the Capped Value.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of MITTS. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your MITTS before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may adversely affect the value of the Market Measure and the market value of MITTS. If the Market Measure includes one or more indices that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your MITTS may also be adversely affected by similar events in the markets of the relevant foreign countries.

•	Interest Rates. We expect that changes in interest rates will affect the market value of MITTS. In general, if U.S. interest rates increase, we expect that the market value of MITTS will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of MITTS will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of MITTS. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of MITTS may be adversely affected.

•	Dividend Yields. In general, if cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of MITTS will decrease.

•	Exchange Rate Movements and Volatility. If the Market Measure of your MITTS includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your MITTS, and the Redemption Amount may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your MITTS.

•	Our Financial Condition and Creditworthiness. Our actual and perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of MITTS. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of MITTS. However, because the value of MITTS depends upon factors in addition to Credit Suisse’s ability to pay its obligations, such as the value of the Market Measure, a decrease in our credit spreads or an improvement in our credit ratings will not reduce the other investment risks related to MITTS or necessarily increase the market value of MITTS.

•	Time to Maturity. There may be a disparity between the market value of MITTS prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity may decrease, such that the value of MITTS will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on MITTS and their market value.  We, the agents, and our respective affiliates may buy or sell the securities included in the Market Measure, futures, options contracts or exchange-traded instruments on the Market Measure or its component securities, or other listed or over-the counter derivative instruments linked to the Market Measure or its component securities.  We, the agents and our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under MITTS.  These transactions could adversely affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in MITTS.  On or before the applicable pricing date, any purchases or sales by us, the agents and our respective affiliates, or others on our or their behalf (including those for the purpose of hedging our obligations under MITTS), may increase the value of the Market Measure or its component securities. Consequently, the values of that Market Measure or the securities included in that Market Measure may decrease subsequent to the pricing date of an issue of MITTS, which may adversely affect the market value of MITTS.

We, the agents, or one or more of our respective affiliates may also engage in hedging activities for business reasons generally and in anticipation of the sale of MITTS.  From time to time, we, the agents, and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into and may liquidate or close out a portion of these holdings at or about the time of maturity of MITTS, including during the Maturity Valuation Period. These hedging activities may decrease the value of the Market Measure prior to maturity of MITTS, and may reduce the Redemption Amount.

Furthermore, we, the agents, and our respective affiliates may purchase or otherwise acquire a long or short position in MITTS and may hold or resell MITTS.  For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your MITTS prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you. We, the agents, or one or more of our respective affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf. We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. These trading and other business activities may present a conflict of interest between your interest in MITTS and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your MITTS, could be adverse to your interests as a beneficial owner of MITTS.

We, the agents, and one or more of our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under MITTS. We, the agents, or our respective affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of MITTS. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to MITTS and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of MITTS increases or decreases or whether the Redemption Amount on MITTS is more or less than the principal amount of MITTS. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents and our respective affiliates receive for the sale of MITTS, which creates an additional incentive to sell MITTS to you.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. We or one of our affiliates may be the calculation agent or act as joint calculation agent for MITTS and, as such, will determine the Starting Value, the Ending Value and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of an index is discontinued. See the sections entitled “Description of MITTS—Market Disruption Events,” “—Adjustments to an Index,” and “—Discontinuance of an Index.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we or one of our affiliates may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint BofAS or one of its affiliates to act as the calculation agent or as joint calculation agent for MITTS. As the calculation agent or joint calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your MITTS. The exercise of this discretion by the calculation agent could adversely affect the value of your MITTS and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on MITTS and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

The U.S. federal tax consequences of an investment in certain MITTS are unclear

Due to the lack of controlling legal authority, the U.S. federal tax consequences of an investment in certain MITTS are unclear. In particular, the characterization of MITTS that do not provide for the return of an amount at least equal to an investor’s initial investment is uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”), and the IRS or a court might not agree with the treatment of the MITTS described below in the applicable section under “United States Federal Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the MITTS, the tax consequences of ownership and disposition of the MITTS might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the MITTS, possibly retroactively.

Both U.S. and non-U.S. persons considering an investment in the MITTS should review carefully the applicable sections of the section of this product supplement entitled “United States Federal Tax Considerations” and consult their tax advisors regarding the U.S. federal tax consequences of an investment in the MITTS (including possible alternative treatments), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING ALL ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN MITTS.

The comparable yield for the notes provided in the applicable pricing supplement may be significantly different than the comparable yield required to be used for U.S. federal income tax purposes. If the notes are treated as contingent payment debt instruments, certain holders will be required to include original issue discount in income each year based on the comparable yield of the notes (see discussion under “United States Federal Tax Considerations —U.S. Holders—Contingent Payment Debt Instruments”). For U.S. federal income tax purposes, we are required to furnish to you the comparable yield and you must use the comparable yield that we provide to you in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the notes, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS. The comparable yield for the notes is required to be determined on the pricing date. The comparable yield that we publish in the applicable pricing supplement may be significantly higher or lower than the comparable yield determined on the pricing date. The comparable yield, as determined on the pricing date, will be provided upon request. To request a copy of the comparable yield and projected payment schedule, contact the Credit Suisse Tax Department, One Madison Avenue, Fourth Floor, New York, New York. 10010.

Risks Relating to the Market Measures

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future. These views or reports may be communicated to clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure and its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of those securities. MITTS are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in MITTS will not make you a holder of any of the securities represented by the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on your MITTS may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them.

Additionally, the levels of certain indices reflect only the prices of the securities included in that index and do not take into consideration the value of dividends paid on those securities. Your MITTS will be paid in cash and you have no right to receive any of those securities.

If the Market Measure to which your MITTS are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your MITTS, include:

•	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

•	Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any other company. We, the agents, or our respective affiliates currently, or in the future, may engage in business with companies included in a Market Measure, and we, the agents, or our respective affiliates may from time to time own securities of companies included in a Market Measure. However, none of us, the agents, or any of our respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or our respective affiliates are represented by that Market Measure. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our respective affiliates is responsible for the calculation of any index represented by a Market Measure. Unless otherwise specified therein, any information in the applicable term sheet regarding the Market Measure will be derived from publicly available information. You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of MITTS or will have any obligation of any sort with respect to MITTS. As a result, none of those companies will have any obligation to take your interests as holders of MITTS into consideration for any reason, including taking any corporate actions that might adversely affect the value of the securities represented by the Market Measure or the value of MITTS.

Our business activities and those of the agents and their affiliates relating to the companies represented by a Market Measure or MITTS may create conflicts of interest with you. We, the agents, and our respective affiliates, at the time of any offering of MITTS or in the future, may engage in business with the companies represented by the Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including MITTS. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your MITTS. Any of these activities may adversely affect the value of the Market Measure, and, consequently, the market value of your MITTS. None of us, the agents, or our respective affiliates makes any representation to any purchasers of MITTS regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure. Any prospective purchaser of MITTS should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in MITTS. The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or our respective affiliates.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing MITTS.

SUPPLEMENTAL USE OF PROCEEDS AND HEDGING

Unless otherwise specified in any term sheet, we intend to use the proceeds from each offering of MITTS or our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the proceeds from any offering to hedge our obligations under MITTS. In addition, we may also invest the proceeds temporarily in short-term securities. The net proceeds will be applied exclusively outside Switzerland unless Swiss fiscal laws allow such usage in Switzerland without triggering Swiss withholding taxes on interest payments on debt instruments.

DESCRIPTION OF MITTS

General

MITTS are part of a series of senior debt securities that we may issue under our senior indenture, dated as of March 29, 2007, as it has been and may be amended from time to time, between Credit Suisse and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “senior indenture”). This product supplement summarizes financial and other terms that apply generally to MITTS and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The maturity date of MITTS and the aggregate principal amount of each issue of MITTS will be stated in the term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on MITTS. Depending on the terms of MITTS, they may not provide for the full return of principal at maturity. MITTS will be payable only in U.S. dollars.

Prior to the maturity date, MITTS are not redeemable by us or repayable at the option of any holder. MITTS are not subject to any sinking fund. MITTS are not subject to the defeasance provisions described in the prospectus under the caption “Description of Debt Securities—Defeasance.”

We will issue MITTS in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of MITTS will be set forth in the applicable term sheet. You may transfer MITTS only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of MITTS, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If so specified in the applicable term sheet, the Redemption Amount will not exceed a “Capped Value” set forth in the term sheet.

•	If the Ending Value is equal to or less than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than the Minimum Redemption Amount per unit.

The “Participation Rate” will typically be equal to or greater than 100%, unless otherwise set forth in the term sheet.

The “Minimum Redemption Amount” may be less than or equal to the principal amount, as specified in the applicable term sheet. If the Minimum Redemption Amount is less than the principal amount and the Ending Value is less than the Starting Value, you will lose a portion of your investment in MITTS.

Each term sheet will provide examples of Redemption Amounts based on a hypothetical Starting Value, a hypothetical Minimum Redemption Amount, a range of hypothetical Ending Values, and, if applicable, a hypothetical Capped Value.

The “Market Measure” for MITTS will be an equity index or a basket of equity indices.

The term sheet will set forth information as to the applicable Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your MITTS.

An investment in MITTS does not entitle you to any ownership interest, including any voting rights, dividends paid or other distributions made, in the securities of any of the companies included in a Market Measure.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the term sheet, the “Starting Value” will be the closing level of the Market Measure on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Ending Value

Unless otherwise specified in the term sheet, the “Ending Value” will equal the average of the closing levels of the Market Measure determined on each calculation day during the Maturity Valuation Period.

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the term sheet.

A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading and (2) the applicable index (or any successor) is calculated and published.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level of the Market Measure for the applicable non-calculation day will be the closing level of the Market Measure on the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure on the next calculation day will also be the closing level for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period. If no further calculation days occur after a non-calculation day, or if every scheduled calculation day after that non-calculation day is also a non-calculation day, then the closing level of the Market Measure for that non-calculation day and each following non-calculation day, if any (or for all the scheduled calculation days during the Maturity Valuation Period, if applicable), will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

If the Market Measure consists of a Basket, the Starting Value and the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

For an index, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the index or any successor index; and

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an index to which an issue of MITTS is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us and to the holders of MITTS.

If an Index Publisher discontinues publication of the index before the end of the Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance as if that day were a calculation day. The calculation agent will make available to holders of MITTS information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your MITTS are linked may adversely affect trading in MITTS.

Basket Market Measures

If the Market Measure to which your MITTS are linked is a Basket, the Basket Components will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. The Basket Components may or may not have equal Initial Component Weights, as set forth in the term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

_______________

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.

(2)	The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event occurs for that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable. The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Ending Value of the Basket

The calculation agent will calculate the value of the Basket on each calculation day by summing the products of the Basket Component Closing Level on that calculation day and the Component Ratio for each Basket Component. The value of the Basket will vary based on the increase or decrease in the level of each Basket Component. Any increase in the level of a

Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The “Ending Value” of the Basket will be the average value of the Basket on each calculation day during the Maturity Valuation Period.

Unless otherwise specified in the term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for that non-calculation day, and as a result, the Ending Value, as follows:

•	The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

•	The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the fifth paragraph of subsection “—The Starting Value and the Ending Value – Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding MITTS as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure Business Days, business days, calculation days, non-calculation days, and determinations related to any adjustments to, or discontinuance of, any index. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates to act as the calculation agent for each issue of MITTS. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for MITTS. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. We may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Purchases

We may at any time purchase MITTS, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

Upon the purchase and surrender for cancellation of any MITTS by us, such MITTS will be cancelled by the trustee.

Book-Entry, Delivery and Form

We will issue MITTS in the form of one or more fully registered global securities, or the global notes, in denominations of $10 or integral multiples of $10 greater than $10 or such other denominations specified in the applicable term sheet. We will deposit MITTS with, or on behalf of, DTC, as the depositary, and will register MITTS in the name of Cede & Co., DTC’s nominee. Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

As long as MITTS are represented by the global notes, we will pay the Redemption Amount on MITTS, if any, to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date.

For a further description of procedures regarding global securities representing book-entry securities, we refer you to “Description of Certain Provisions Relating to Debt Securities and Contingent Convertible Securities—Book-Entry System” in the accompanying prospectus and “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

Events of Default and Acceleration

Events of default are defined in the senior indenture. If such an event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of MITTS upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if MITTS matured on the date of acceleration and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the date of acceleration.

If a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above.  In case of a default in payment of MITTS, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, MITTS will not accrue any default or other interest rate.

Listing

Unless otherwise specified in the applicable term sheet, MITTS will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of MITTS. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” beginning on page S-5 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of MITTS sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase MITTS.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of MITTS, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any MITTS. You should make your own investment decision regarding MITTS after consulting with your legal, tax, and other advisors.

BofAS and their affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any MITTS after their initial sale solely for the purpose of providing investors with the description of the terms of MITTS that were made available to investors in connection with the initial distribution of MITTS. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

CREDIT SUISSE AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on April 22, 1993. It is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by the Financial Market Supervisory Authority in Switzerland, is authorized by the Prudential Regulation Authority in the U.K., and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the U.K. CSLB’s address is One Cabot Square, London EC14 4QJ, and its telephone number is +44 20 7888 8888. For additional information, see “Credit Suisse” in the accompanying prospectus.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under MITTS for all purposes under MITTS. MITTS will remain obligations of Credit Suisse, notwithstanding any such substitution.

United States Federal Tax Considerations

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of MITTS. It applies to you only if you purchase MITTS for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of MITTS is sold to the public, and hold MITTS as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the MITTS;

•	a person holding a MITTS as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a MITTS;

•	a person subject to the alternative minimum tax;

•	a person required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the MITTS to your financial statements under Section 451(b) of the Code;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds MITTS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding MITTS or a partner in such a partnership, you should consult your tax advisor as to your particular U.S. federal tax consequences of holding and disposing of MITTS.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax or the U.S. federal estate tax. You should consult your tax advisor about the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

We will not attempt to ascertain whether any issuer of an equity security included in the Market Measure to which a MITTS relates (an “Underlying Issuer”) should be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any Underlying Issuer were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a Non-U.S. Holder (as defined below), and in the case of a PFIC if you are a U.S. Holder (as defined below), upon a sale, exchange or other disposition of MITTS. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the Underlying Issuers and consult your tax advisor regarding the possible consequences to you if any Underlying Issuer is or becomes a USRPHC or PFIC.

This discussion assumes that the MITTS do not provide for any payments prior to maturity (or earlier retirement). The treatment of MITTS providing for payments prior to maturity will be addressed in the applicable term sheet.

This discussion may be supplemented, modified or superseded by disclosure regarding U.S. federal tax consequences set out in the applicable term sheet, which you should read before making a decision to invest in the MITTS.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a MITTS that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

MITTS Treated as Debt

The discussion in this section applies to MITTS treated as debt for U.S. federal income tax purposes. This discussion generally assumes that the specified treatment of the MITTS (e.g., as “contingent payment debt instruments”) is respected. However, depending on the terms of the MITTS, there may be a risk that the IRS could treat the MITTS in a different manner, which could adversely affect the timing and character of income you recognize with respect to the MITTS.

Short-Term MITTS

 The following discussion applies only to MITTS with a term of one year or less (from but excluding the issue date to and including the last possible date that the MITTS could be outstanding pursuant to their terms) (“Short-Term MITTS”). Generally, a Short-Term MITTS is treated as issued at a discount equal to the sum of all payments required on the MITTS minus its issue price.

If you are a cash-method U.S. Holder, you generally will not be required to recognize income with respect to a Short-Term MITTS prior to maturity, other than pursuant to a sale or other taxable disposition of the MITTS. If you are an accrual-method U.S. Holder (or a cash-method U.S. Holder who elects to accrue income on the MITTS currently), you will be subject to rules that generally require accrual of discount on Short-Term MITTS on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding. It is not clear whether or how any accrual should be determined prior to the relevant valuation date or dates in respect of a contingent payment. You should consult your tax advisor regarding the amount and timing of any accruals on your MITTS.

Upon a sale or other taxable disposition of a Short-Term MITTS, you will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the MITTS. Your tax basis in the MITTS will equal the amount paid to acquire the MITTS increased, if you accrue income on the MITTS currently, by any previously accrued but unpaid discount. The amount of any resulting loss generally will be treated as a short-term capital loss, the deductibility of which is subject to limitations. The excess of the amount received at maturity over your tax basis in the MITTS generally should be treated as ordinary income. If you sell a Short-Term MITTS providing for a contingent return at maturity prior to the time the contingent return has been fixed, it is not clear whether any gain you recognize should be treated as ordinary income, short-term capital gain, or a combination of ordinary income and short-term capital gain. You should consult your tax advisor regarding the treatment of Short-Term MITTS providing for contingent payments.

If you are a cash-method U.S. Holder, unless you make the election to accrue income currently on a Short-Term MITTS, you will generally be required to defer deductions for interest paid on debt incurred to purchase or carry the MITTS if the debt exceeds the accrued discount that you have not included in income. As discussed above, it is unclear whether or how accrual of discount should be determined prior to the relevant valuation date or dates in respect of a payment. If you make the election to accrue income currently, that election will apply to all Short-Term MITTS acquired by you on or after the first day of the first taxable year to which it applies. You should consult your tax advisor regarding these rules.

MITTS Treated as Contingent Payment Debt Instruments

The following discussion applies only to MITTS with a term of more than one year (from but excluding the issue date to and including the last possible date that the MITTS could be outstanding pursuant to their terms) and that are properly treated as contingent payment debt instruments for U.S. federal income tax purposes (“CPDIs”).

We are required to determine a “comparable yield” for each issuance of CPDIs. The comparable yield is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the CPDIs, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the CPDIs. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a

“projected payment schedule” in respect of the CPDIs representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the CPDIs equal to the comparable yield.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the CPDIs.

For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of the CPDIs, unless you timely disclose and justify the use of other estimates to the IRS. Regardless of your method of accounting for U.S. federal income tax purposes, you will be required to accrue, as interest income, OID on the CPDIs at the comparable yield even though the MITTS do not provide for a payment until maturity (or earlier retirement).

You will be required for U.S. federal income tax purposes to accrue an amount of OID, for each accrual period prior to and including the maturity (or earlier sale or other taxable disposition) of a CPDI, that equals the product of (i) the “adjusted issue price” of the CPDI (as defined below) as of the beginning of the accrual period, (ii) the comparable yield of the CPDI, adjusted for the length of the accrual period and (iii) the number of days during the accrual period that you held the CPDI divided by the number of days in the accrual period. For U.S. federal income tax purposes, the adjusted issue price of a CPDI is its issue price increased by any interest income you have previously accrued.

Upon a sale or other taxable disposition of a CPDI, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the CPDI. Your tax basis in the CPDI will equal your purchase price for the CPDI increased by any interest income you have previously accrued. You generally must treat any gain as ordinary interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. These losses are not treated as miscellaneous itemized deductions. The deductibility of capital losses, however, is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You should consult your tax advisor regarding this reporting obligation.

Special rules may apply if the payment on a CPDI becomes fixed prior to maturity. For this purpose, the payment will be treated as fixed if the remaining contingencies with respect to it are remote or incidental. Under these rules, you would be required to account for the difference between the originally projected payment and the fixed payment in a reasonable manner over the period to which the difference relates. In addition, you would be required to make adjustments to, among other things, your accrual periods and your tax basis in the CPDI. The character of any gain or loss on a sale or other taxable disposition of the CPDI also might be affected. You should consult your tax advisor regarding the application of these rules.

MITTS Not Treated as Debt

The discussion in this section applies to MITTS not treated as debt instruments for U.S. federal income tax purposes (“non-debt MITTS”). The discussion in this section assumes that the treatment of such MITTS for U.S. federal income tax purposes as “open transactions” will be respected.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the non-debt MITTS or similar instruments, significant aspects of the treatment of an investment in these MITTS are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, you should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the MITTS. Unless otherwise indicated, the following discussion assumes the correctness of the specified treatment of the MITTS.

Tax Treatment Prior to Maturity. Subject to the discussion under “Possible Taxable Event,” you generally should not be required to recognize income over the term of the MITTS prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

However, if the payment at maturity becomes fixed (or subject to a fixed minimum amount that is substantial relative to your investment in the MITTS) prior to maturity, the consequences are not entirely clear.  A MITTS might be treated as terminated and reissued for U.S. federal income tax purposes at such time, in which case you might be required to recognize gain (if any) in respect of the MITTS. In addition, the timing and character of income you recognize in respect of the MITTS after that time could also be affected.  You should consult your tax advisor regarding the treatment of the MITTS in such an event.

Sale, Exchange or Retirement of the MITTS. Upon a sale, exchange, or retirement (including early redemption) of a MITTS, you should generally recognize gain or loss equal to the difference between the amount realized and your tax basis in the MITTS. Subject to the discussion below regarding Section 1260 and the discussion under “Possible Taxable Event,” this gain or loss generally should be long-term capital gain or loss if at the time of the taxable disposition you have held the MITTS for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260. If a MITTS is linked to an index a constituent of which is an equity interest in one of a specified list of types of entity, including an exchange-traded fund or other regulated investment company, a real estate investment trust, a partnership or a PFIC, an investment in the MITTS could be treated as a “constructive ownership transaction” as defined in Section 1260. In that event, all or a portion of any long-term capital gain otherwise recognized by you in respect of the MITTS could be recharacterized as ordinary income (the “Recharacterized Gain”). In addition, an interest charge would be imposed on any deemed underpayment of tax for each year in respect of the Recharacterized Gain.

If an investment in a MITTS is treated as a “constructive ownership transaction,” the Recharacterized Gain will equal the excess of (i) any long-term capital gain recognized by you in respect of the MITTS over (ii) the “net underlying long-term capital gain.” The “net underlying long-term capital gain” is defined in Section 1260 as the aggregate net capital gain that you would have had if the underlying “had been acquired for fair market value on the date such transaction was opened” and “sold for fair market value on the date such transaction was closed.” The amount of the net underlying long-term capital gain with respect to the MITTS will be treated as zero unless the amount thereof is established by clear and convincing evidence. There is significant uncertainty regarding the application of the constructive ownership rule to financial instruments such as the MITTS.

You should consult your tax advisor regarding the potential application of the constructive ownership rule to the MITTS.

Possible Taxable Event. A change in the methodology by which an index is calculated, a change in the components of an index or the designation of a successor index or other circumstances resulting in a material change to a Market Measure could result in a “significant modification” of the affected MITTS. A significant modification of the MITTS would generally result in the MITTS being treated as terminated and reissued for U.S. federal income tax purposes. As a result, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the MITTS, and your holding period for your MITTS could be affected. Moreover, depending on the facts at the time of the significant modification, the reissued MITTS could be characterized for U.S. federal income tax purposes as debt instruments or in some other manner, which could have a significant adverse effect on the timing and character of income you recognize with respect to the MITTS after the significant modification.

Possible Alternative Tax Treatments of an Investment in the MITTS. Alternative U.S. federal income tax treatments of the MITTS are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the MITTS.  It is possible, for example, that the MITTS could be treated as debt instruments issued by us, in which case they would generally be treated as described above under “MITTS Treated as Debt.”

Other possible U.S. federal income tax treatments of the MITTS are possible that could also affect the timing and character of income or loss with respect to the MITTS. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance could materially and adversely affect the tax consequences of an investment in the MITTS, possibly with retroactive effect.

You should consult your tax advisor regarding possible alternative treatments of the MITTS and potential changes in applicable law.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a MITTS that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person, you should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the MITTS.

The discussions below under “MITTS Treated as Debt” and “MITTS Not Treated as Debt” are subject to the discussions under “Possible Withholding under Section 871(m)” and “FATCA,” and should be read in conjunction therewith.

MITTS Treated as Debt

Unless indicated otherwise in the applicable pricing supplement, you generally will not be subject to U.S. federal withholding or income tax in respect of payments on or amounts received on a sale or other taxable disposition of a MITTS, provided that (i) income in respect of the MITTS is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

MITTS Not Treated as Debt

Sale, Exchange or Retirement of the MITTS. You generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you, provided that income in respect of the MITTS is not effectively connected with your conduct of a trade or business in the United States.

Possible Taxable Event. As discussed above under “Tax Consequences to U.S. Holders—MITTS Not Treated as Debt—Possible Taxable Event,” under certain circumstances the MITTS could be subject to a significant modification and therefore deemed to be terminated and reissued for U.S. federal income tax purposes.  In that event, depending on the facts and the time of the deemed reissuance, the reissued MITTS might not be characterized in the same manner as the terminated MITTS for U.S. federal income tax purposes, but might instead be treated as debt instruments or in some other manner.  As a result, you might be subject to withholding tax in respect of the reissued MITTS, or might be required to provide certification of your status as a non-U.S. person in order to avoid being subject to withholding.

Tax Consequences under Possible Alternative Treatments. If all or any portion of a MITTS were recharacterized as a debt instrument, any payment made to you with respect to the MITTS generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the MITTS is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other possible U.S. federal income tax treatments of the MITTS are possible that could also affect the timing and character of income or loss with respect to the MITTS. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance could materially and adversely affect the tax consequences of an investment in the MITTS, possibly with retroactive effect.

Possible Withholding Under Section 871(m).

This section applies to Non-U.S. Holders who hold MITTS, whether such MITTS are treated as debt for U.S. federal income tax purposes or not so treated.

Section 871(m) and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”), as defined under the applicable Treasury regulations, or indices that include Underlying Securities. Section 871(m) generally applies to “specified equity-linked instruments” (“Specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“Qualified Indices”) as well as securities that track such indices (“Qualified Index Securities”).

Although the Section 871(m) regime became effective in 2017, Treasury regulations, as modified by an IRS notice, phase in the application of Section 871(m) as follows:

•	For financial instruments issued prior to 2021, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.

•	For financial instruments issued in 2021 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

Delta is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the Underlying Security. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the Underlying Security that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

The calculations are generally made on the “calculation date,” which is the earlier of (i) the time of pricing of the MITTS, i.e., when all material terms have been agreed on, and (ii) the issuance of the MITTS. However, if the time of pricing is more than 14 calendar days before the issuance of the MITTS, the calculation date is the date of the issuance of the MITTS. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the time of pricing of the MITTS. As a result, you should acquire such a MITTS only if you are willing to accept the risk that the MITTS is treated as a Specified ELI subject to withholding under Section 871(m).

If the terms of a MITTS are subject to a “significant modification” (for example, upon an event discussed above under “MITTS Not Treated as Debt—Possible Taxable Event”), the MITTS generally will be treated as reissued for this purpose at the time of the significant modification, in which case the MITTS could become Specified ELIs at that time.

If a MITTS is a Specified ELI, withholding in respect of dividend equivalents will, depending on the applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) when cash payments are made on the MITTS or upon the date of maturity, lapse or other disposition of the MITTS by you, or possibly upon certain other events. Depending on the circumstances, the applicable withholding agent may withhold the required amounts from payments on the MITTS, from proceeds of the retirement or other disposition of the MITTS, or from your other cash or property held by the withholding agent. If withholding under Section 871(m) applies to the MITTS, we will not be required to pay any additional amounts with respect to amounts withheld.

The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If the dividend equivalent amount is based on the actual dividend, it will be equal to the product of: (i) in the case of a “simple” contract, the per-share dividend amount, the number of shares of an Underlying Security and the delta; or (ii) in the case of a “complex” contract, the per-share dividend amount and the initial hedge. The dividend equivalent amount for Specified ELIs issued prior to 2021 that have a “delta” of one will be calculated in the same manner as (i) above, using a “delta” of one. The per-share dividend amount will be the actual dividend (including any special dividends) paid with respect to a share of the Underlying Security. If the dividend equivalent amount is based on an estimated dividend, the pricing supplement will generally state the estimated amounts.

Depending on the terms of a MITTS and whether or not it is issued prior to 2021, the pricing supplement may contain additional information relevant to Section 871(m), such as whether the MITTS references a Qualified Index or Qualified Index Security; whether it is a “simple” contract; the “delta” and the number of shares multiplied by delta (for a simple contract); and whether the “substantial equivalence test” is met and the initial hedge (for a complex contract).

Prospective purchasers of the MITTS should consult their tax advisors regarding the potential application of Section 871(m) to a particular MITTS. Our determination is binding on Non-U.S. Holders, but it is not binding on the IRS. The Section 871(m) regulations require complex calculations to be made with respect to MITTS linked to U.S. equities and their application to a specific issue of MITTS may be uncertain. Accordingly, even if we determine that certain MITTS are not Specified ELIs, the IRS could challenge our determination and assert that withholding is required in respect of those MITTS. Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to an Underlying Security, you could be subject to withholding tax or income tax liability under Section 871(m) even if the MITTS are not Specified ELIs subject to Section 871(m) as a general matter. Non-U.S. Holders should consult their tax advisors regarding the application of Section 871(m) in their particular circumstances.

Effectively Connected Income

This section applies to Non-U.S. Holders who hold MITTS, whether such MITTS are treated as debt for U.S. federal income tax purposes or not so treated.

If you are engaged in a U.S. trade or business, and if income from the MITTS is effectively connected with the conduct of that trade or business, you will generally not be subject to withholding on the MITTS if you provide IRS Form W-8ECI (or appropriate successor form) to the applicable withholding agent.

However, you generally will be subject to regular U.S. federal income tax with respect to income on the MITTS in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are a Non-U.S. Holder to which this paragraph may apply, you should consult your tax advisor regarding other U.S. tax consequences of the ownership and disposition of the MITTS, including, if you are a corporation, the possible imposition of a 30% (or lower treaty rate) branch profits tax.

Information Reporting and Backup Withholding

Payments on the MITTS, and the proceeds of a sale, exchange or other disposition of the MITTS, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to amounts treated as interest. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as paying U.S.-source interest or dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If withholding applies to the MITTS, we will not be required to pay any additional amounts with respect to amounts withheld. If you are a Non-U.S. Holder, or a U.S. Holder holding MITTS through a non-U.S. intermediary, you should consult your tax advisor regarding the potential application of FATCA to the MITTS, including the availability of certain refunds or credits.

Reportable Transactions.

A taxpayer that participates in a “reportable transaction” is subject to information reporting requirements under Section 6011 of the Code.  “Reportable transactions” include, among other things, certain transactions identified by the IRS.  In October 2015, the U.S. Treasury Department and the IRS released notices designating certain “basket options,” “basket contracts” and substantially similar transactions as reportable transactions.  The notices apply to specified transactions in which a taxpayer or its “designee” has, and exercises, discretion to change the assets or an algorithm underlying the transaction.  While an exercise of the type of discretion that would give rise to such reporting requirements in respect of the MITTS is not expected, if we, an index sponsor or calculation agent or other person were to exercise discretion under the terms of a MITTS or an index underlying a MITTS and were treated as a holder’s designee for these purposes, unless an exception applied, certain holders of the relevant MITTS would be required to report certain information to the IRS, as set forth in the applicable Treasury regulations, or be subject to penalties.  We might also be required to report information regarding the transaction to the IRS.  You should consult your tax advisor regarding these rules.

THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE MITTS MAY BE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE MITTS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans and all other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” (within the meaning of U.S. Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA) by reason of any such employee benefit plan, plan or arrangement investment therein (we refer to each entity enumerated in the foregoing (a) – (c) as a “Plan”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (each, a “Non-ERISA Arrangement”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In considering an investment in MITTS for of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.  Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing MITTS.

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in MITTS should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, MITTS may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase MITTS, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of MITTS and related lending transactions, provided that neither the issuer of MITTS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than adequate consideration (within the meaning of Section 408(b)(17) of ERISA or Section 4975(f)(10) of the Code) in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving MITTS.

Each purchaser or holder of MITTS, and each fiduciary who causes any entity to purchase or hold MITTS, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such MITTS, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding MITTS on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such MITTS shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or violate any provision of Similar Law.

Any person purchasing MITTS on behalf of a Non-ERISA Arrangement, will be deemed to have represented, by its purchase and holding of MITTS that (a) none of Credit Suisse, BofAS, the Calculation Agent nor their respective affiliates (collectively, the “Seller”) is a “fiduciary” (under Section 3(21) of ERISA, or under any regulations thereunder, or with respect to an Non-ERISA Arrangement under Similar Law) with respect to the acquisition, holding or disposition of MITTS, or as a result of any exercise by the Seller of any rights in connection with MITTS, (b) no advice provided by the Seller has been directed specifically to, or has been based on the particular investment needs of, such purchaser or has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with MITTS and the transactions contemplated with respect to MITTS, and (c) such purchaser recognizes and agrees that any communication from the Seller to the purchaser with respect to MITTS is not intended by the Seller to be investment advice and is rendered in its capacity as a seller of such MITTS and not a fiduciary to such purchaser.

Each purchaser of MITTS will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of MITTS does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in MITTS would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.